Exhibit 99.1

N e w s R e l e a s e	For additional information, contact:
	Joseph Stegmayer	Daniel Urness
	Chairman and CEO	CFO and Treasurer
	joes@cavco.com	danu@cavco.com
Phone: 602-256-6263
On the Internet: www.cavco.com

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES REPORTS FISCAL SECOND QUARTER RESULTS

PHOENIX, November 1, 2012 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second quarter and first six months ended September 30, 2012 of its fiscal year 2013.

Net sales for the second quarter of fiscal 2013 totaled $110,084,000, down 15.3% from $130,008,000 for the second quarter of fiscal year 2012. Net income for the fiscal 2013 second quarter was $2,681,000, compared to $3,172,000 reported in the same quarter one year ago.

Net income attributable to Cavco stockholders for the fiscal 2013 second quarter was $1,254,000 compared to net income of $1,685,000 reported in the same quarter one year ago. Net income per share based on basic and diluted weighted average shares outstanding for the quarter ended September 30, 2012 was $0.18, versus basic and diluted net income per share for the quarter ended September 30, 2011, of $0.24.

For the first six months of fiscal 2013, net sales totaled $228,865,000, versus $228,989,000 for the comparable prior year period. Net income attributable to Cavco stockholders for the first half of fiscal 2013 was $2,114,000 compared to $11,907,000 last year. Net income attributable to Cavco stockholders for the six months ended September 30, 2011 included one-half (or approximately $11,005,000) of the bargain purchase gain recognized from the Palm Harbor transaction, which closed on April 23, 2011. This bargain purchase gain allocation was consistent with Cavco’s ownership percentage of Palm Harbor. For the six months ended September 30, 2012, net income per share based on basic and diluted weighted average shares outstanding was $0.30 versus basic and diluted net income per share of $1.73 and $1.72, respectively, for the prior year period.

Referring to the fiscal 2013 second quarter results, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “Net sales were lower for the second quarter of fiscal year 2013 compared to the same quarter in the prior year for various reasons. These include fewer homes sold this quarter, lower average sales prices from a product mix skewed toward lower price-point homes, and competitive pricing pressures. Adversely impacting the number of homes sold was a larger proportion of internally financed wholesale sales, up 49.8% this quarter versus the second quarter last year, resulting in delayed recognition of the related revenue, consistent with applicable accounting principles. The Company also modestly grew the proportion of factory sales to company-owned stores, which defers revenue recognition until the home sale process to the consumer is complete.”

“Although revenue was lower, gross margins improved to 23.4% of net sales during the second quarter of fiscal 2013 compared to 21.7% in the second quarter of fiscal 2012. Improved production planning and operating efficiency made possible by more consistency in order backlogs during the quarter, helped drive the margin increase as a percentage of net sales,” Mr. Stegmayer continued.

“While we are pleased to report another profitable quarter for the Company, we continue to operate in a challenging market environment where buyers of manufactured homes remain quite cautious in their purchasing decisions, and elevated unemployment and underemployment rates prevent access to financing for a significant number of potential homebuyers. To counteract these challenges, we have continued to expand our sales in niche market areas including, among others: workforce housing, homes for rental use in planned communities, multi-family developments, and camping cabins. The Company’s acquisitions in recent years have helped successfully expand our competencies on numerous homebuilding platforms. As a result, Cavco is better prepared to take advantage of market opportunities as they develop. In addition, our financial services operations continued to be meaningful contributors to second quarter results,” Mr. Stegmayer concluded.

Cavco’s management will hold a conference call to review these results tomorrow, November 2, 2012, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is the second largest producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading producer of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Its mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard, provides property and casualty insurance to owners of manufactured homes.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; increased costs of healthcare benefits to employees; our ability to successfully integrate Fleetwood Homes, Palm Harbor, and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance, through the Palm Harbor transaction; our participation in certain wholesale financing programs for the purchase of our products by industry retailers may expose us to additional risk of credit loss; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2012 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	September 30,	March 31,
	2012	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,790	$41,094
Restricted cash, current	7,382	6,331
Accounts receivable, net	14,652	14,871
Short-term investments	6,622	5,377
Current portion of consumer loans receivable, net	19,375	20,705
Inventories	60,033	62,246
Assets held for sale	3,903	3,903
Prepaid expenses and other current assets	8,113	7,848
Deferred income taxes, current	6,245	6,657

Total current assets	173,115	169,032

Restricted cash	453	453
Investments	9,121	8,825
Consumer loans receivable, net	96,938	98,594
Inventory finance notes receivable, net	27,312	24,681
Property, plant and equipment, net	49,140	50,064
Goodwill and other intangibles, net	80,124	80,915
Deferred income taxes	4,011	4,770

Total assets	$440,214	$437,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,895	$11,732
Accrued liabilities	61,395	58,495
Construction lending lines	1,041	4,550
Current portion of securitized financings	10,179	10,728

Total current liabilities	85,510	85,505

Securitized financings	76,543	80,747
Deferred income taxes	16,081	16,198
Redeemable noncontrolling interest	88,757	86,541
Stockholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,967,954 and 6,890,796 shares, respectively	70	69
Additional paid-in capital	134,423	131,589
Retained earnings	38,741	36,627
Accumulated other comprehensive income	89	58

Total stockholders’ equity	173,323	168,343

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$440,214	$437,334

CAVCO INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Net sales	$110,084	$130,008	$228,865	$228,989
Cost of sales	84,377	101,780	179,103	184,601

Gross profit	25,707	28,228	49,762	44,388
Selling, general and administrative expenses	20,118	21,588	40,093	38,578

Income from operations	5,589	6,640	9,669	5,810
Interest expense	(1,570)	(1,916)	(3,253)	(3,377)
Other income	388	255	783	615
Gain on bargain purchase	—	—	—	22,009

Income before income taxes	4,407	4,979	7,199	25,057
Income tax expense	(1,726)	(1,807)	(2,900)	(1,197)

Net income	2,681	3,172	4,299	23,860
Less: net income attributable to redeemable noncontrolling interest	1,427	1,487	2,185	11,953

Net income attributable to Cavco common stockholders	$1,254	$1,685	$2,114	$11,907

Comprehensive income:
Net income	$2,681	$3,172	$4,299	$23,860
Unrealized gain (loss) on available-for-sale securities, net of tax	88	(218)	62	(282)

Comprehensive income	2,769	2,954	4,361	23,578
Comprehensive income attributable to redeemable noncontrolling interest	1,471	1,378	2,216	11,812

Comprehensive income attributable to Cavco common stockholders	$1,298	$1,576	$2,145	$11,766

Net income per share attributable to Cavco common stockholders:
Basic	$0.18	$0.24	$0.30	$1.73

Diluted	$0.18	$0.24	$0.30	$1.72

Weighted average shares outstanding:
Basic	6,967,954	6,890,122	6,945,815	6,864,427

Diluted	7,041,755	6,937,807	7,006,322	6,921,458

CAVCO INDUSTRIES, INC.

OTHER OPERATING DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Net sales:
Factory-built housing	$98,903	$119,686	$207,350	$212,526
Financial services	11,181	10,322	21,515	16,463

Total net sales	$110,084	$130,008	$228,865	$228,989

Capital expenditures	$165	$810	$386	$1,839
Depreciation	$622	$605	$1,267	$1,065
Amortization of other intangibles	$345	$1,279	$791	$1,686
Factory-built homes sold:
by Company owned stores	503	503	978	920
to independent dealers, builders & developers	1,415	1,644	3,179	3,078

Total factory-built homes sold	1,918	2,147	4,157	3,998

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